EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form S-3 No. 333-277875) of BRT Apartments Corp.,
(2)    Registration Statement (Form S-3 No. 333-265591) of BRT Apartments Corp.,
(3)    Registration Statement (Form S-8 No. 333-280112) pertaining to the BRT Apartments Corp. 2024
Incentive Plan,
(4)    Registration Statement (Form S-8 No. 333-265585) pertaining to the BRT Apartments Corp. 2022
Incentive Plan, and
(5)    Registration Statement (Form S-8 No. 333-249914) pertaining to the BRT Apartments Corp. 2020
Incentive Plan;

of our report dated March 12, 2026, with respect to the consolidated financial statements of BRT Apartments Corp. included in this Annual Report (Form 10‑K) of BRT Apartments Corp. for the year ended December 31, 2025.

/s/ Ernst & Young LLP
New York, New York
March 12, 2026